EXHIBIT 10.4

                       THIRD AMENDMENT TO
                   CONTINENTAL AIRLINES, INC.
                   1994 INCENTIVE EQUITY PLAN


The Board of Directors of Continental Airlines, Inc., at a meeting held on September 30, 1996, adopted the following resolution amending the Continental Airlines, Inc. 1994 Incentive Equity Plan, as amended:

          NOW THEREFORE, BE IT RESOLVED that, pursuant to the authority granted to this Board under Paragraph 15 of the Company's 1994 Incentive Equity Plan, as amended (the "Plan"), the first clause of Paragraph 5 of the Plan, and clause (a) of Paragraph 5 of the Plan, are hereby amended to read in their entirety as follows:

          "5. Outside Director Stock Options. Notwithstanding any other provision of the Plan, (A) each Outside Director shall automatically receive on the day of each annual stockholders meeting (and, if such director is first elected to the Board after September 1, 1996 other than at an annual stockholders meeting, on the later of (i) the date of such director's first election to the Board or (ii) September 30, 1996) a grant of options to purchase 5,000 shares of Common Stock, and (B) each Outside Director who was elected as a director of the Company on June 26, 1996 shall automatically receive, on September 30, 1996 (which shall be the date of grant thereof), a grant of options to purchase 2,000 shares of Common Stock, in each case in accordance with the following provisions:

          (a) The Committee and Board shall have no discretion with respect to Outside Director Stock Options. Each grant will be made with an Option Price equal to 100% of the Market Value per Share on the date of grant thereof."